Exhibit 5.1(b)

DAVIS WRIGHT TREMAINE LLP

Suite 2200

1201-Third Avenue

Seattle, WA 98101-3045

November 16, 2009

Belo Corp.

P.O. Box 655237

Dallas, Texas 75265-5237

Re:	Belo Corp.
Registration Statement on Form S-3 (Registration No. 333-162058)
Belo Corp. 8.00% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as counsel to King Broadcasting Company, a Washington corporation (“KBC”), and King News Corporation, a Washington corporation (“KNC”), as subsidiaries of Belo Corp., a Delaware corporation (the “Company”) in connection with the offering and sale by the Company of $275,000,000 principal amount of its 8.00% Senior Notes due 2016 (the “Securities”). The Securities are being issued pursuant to an Indenture dated as of June 1, 1997 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”), and a Supplemental Indenture dated as of November 16, 2009 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) among the Company, KBC, KNC, certain other subsidiaries of the Company (the “Additional Guarantors” and the Trustee, and will be guaranteed on an unsecured senior subordinated basis by KBC, KNC, and each of the Additional Guarantors (the “Guarantees”).

The law covered by the opinions expressed herein is limited to the laws of the State of Washington and the federal laws of the United States of America.

This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002) and the Statement on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions as published in 63 The Business Lawyer 1277 (August 2008).

A. Documents and Matters Examined

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of

November 16, 2009

government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1 Underwriting Agreement dated as of November 10, 2009.

A-2 Supplemental Indenture.

A-3 Base Indenture.

A-4 Consent of Directors of KBC dated September 11, 2009.

A-5 Consent of Directors of KNC dated September 11, 2009.

A-6 Assistant Secretary’s Certificate.

A-7 Certificate of Existence/Authorization of KBC issued by the Secretary of State of Washington dated November 12, 2009.

A-8 Certificate of Existence/Authorization of KNC issued by the Secretary of State of Washington dated November 12, 2009.

A-9 Articles of Incorporation and Bylaws of KBC, as amended to date.

A-10 Articles of Incorporation and Bylaws of KNC, as amended to date.

The documents listed in A-l and A-2 are herein collectively referred to as the “Documents.”

B. Assumptions

For purposes of this opinion letter, we have relied on customary assumptions as well as certain assumptions peculiar to Washington law, including the following assumptions:

B-1 All conditions precedent to the closing of the transaction contemplated by the Documents have been satisfied or waived.

B-2 Our opinions in C-1 as to the valid existence of KBC and KNC are based exclusively on certificates of public officials listed in A-7 and A-8.

B-3 Our opinions in C-2 and C-3 are based upon, and assume the completeness and accuracy of the books and records of each of KBC and KNC, respectively supplied to us, including, without limitation, the stock records and minutes of meetings (or consents in lieu of minutes) of the directors and shareholders of each of KBC and KNC, respectively. We acknowledge, with your concurrence, that we have not been requested to conduct an independent investigation of the books and records of either KBC or KNC with respect to our opinions.

November 16, 2009

C. Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1 Each of KBC and KNC (a) is a corporation duly organized and validly existing under the laws of the state of Washington and (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted.

C-2 Each of KBC and KNC has the corporate power and authority to execute, deliver and perform its obligations under the Documents.

C-3 The execution, delivery and performance of the Documents by each of KBC and KNC have been duly authorized by all requisite corporate action of each of KBC and KNC, respectively.

C-4 The Documents have been duly executed and delivered by each of KBC and KNC.

D. Qualifications

The opinions set forth herein are subject to the following qualifications:

D-1 The effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and the effect of general principles of equity, whether applied by a court of law or equity.

E. Exclusions

We express no opinion as to the following:

E-1 The effect of, or compliance with, any securities, antitrust or tax laws, rules or regulations.

E-2 We express no opinion regarding the applicability or effect of the Trustee’s compliance with any state or federal laws applicable to the transactions contemplated by the Indenture because of the nature of its business.

E-3 We express no opinion regarding any federal or state communications laws or regulations.

November 16, 2009

E-4 The solvency of either KBC or KNC.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2009, and we further consent to the use of our name under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Registration Statement on Form S-3 (Registration No. 333-162058) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on September 22, 2009, as amended November 2, 2009, of the Company, KBC, KNC and the Additional Guarantors for the registration of the Company’s debt securities and guarantees of debt securities. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ DAVIS WRIGHT TREMAINE LLP